Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors & Financial Media: Financial Dynamics Julie Huang/Theresa Kelleher (212) 850-5600 wst@fd-us.com	Media: Schwartz Communications Risa Goldman 781-684-0770 westpharma@schwartz-pr.com

Exhibit 99.1

WEST PHARMACEUTICAL SERVICES, INC. PREVIEWS SECOND QUARTER 2006 RESULTS

- Expects between $0.60 and $0.62 earnings per diluted share -

- Increases full year revenue and EPS guidance –

- Company will release results and host an analyst call on August 3, 2006 -

Lionville, PA, July 19, 2006 – West Pharmaceutical Services, Inc. (NYSE: WST), the global market leader in closure systems and syringe components for use with injectable drugs, today announced that it expects to report second quarter 2006 earnings per diluted share of between $0.60 and $0.62, compared to $0.38 in the comparable 2005 period. The approximately 60% increase in income per share was driven primarily by a 39% increase in sales, to $240 million, by improved margins from production efficiencies and by a more advantageous sales mix in the Company’s Pharmaceutical Systems business segment. Approximately 23 percentage points of the sales increase is due to the acquisitions of the Tech Group, in May of 2005, and of Medimop Medical Projects, in August of 2005.

The Company now expects full year 2006 earnings from continuing operations to be between $1.82 and $1.88 per diluted share, up from its earlier earnings guidance of $1.68 to $1.78 per diluted share. Reported 2005 earnings from continuing operations were $1.41 per diluted share. Full year sales are expected to be between $880 million and $900 million, and the Company expects to realize a gross profit margin on full-year sales of approximately 28%, including 33.5% in the Pharmaceutical Systems business segment and 14.5% in the Tech Group segment. The reduced margin expectation for the Tech Group is due to a less profitable sales mix overall, and project startup and expansion costs.

Donald E. Morel, Jr., PhD, the Company’s Chairman and Chief Executive Officer said, “Demand for our products in the first half of the year was very strong and West clearly benefited from operating many of our facilities at higher than historic utilization rates. We expect that normal seasonality and some longer than usual shut-downs by customers for capacity expansion will have a dampening effect in the third quarter. While we see variability associated with oil and energy costs, which are likely to have an impact on the remainder of the year, increased R&D spending, higher short-term interest rates and, more recently, the potential effects of the situation in northern Israel on our business there, we expect to generate earnings per share growth for the remainder of the year of between five and fifteen percent over the comparable 2005 period.”

The Company’s expected 2006 earnings per diluted share from continuing operations excludes the $0.11 per share after-tax charge, primarily for early extinguishment of debt, which was recognized in the first quarter of 2006, and the impact of discontinued operations, which generated first quarter income per diluted share of $0.12 due to the recognition of a tax benefit, as well as changes to foreign exchange rates for the second half of the year. No similar items are expected to measurably affect second quarter 2006 results.

The Company will provide further details regarding its second quarter results and full-year guidance in its regular quarterly earnings release and analyst call, which is scheduled for 9 a.m. eastern daylight time on August 3, 2006. To participate in the call please dial (888) 843-9981 or (210) 234-0014, passcode: WST. A live web cast will be available along with an online archive of the broadcast that will be available within two hours of the live call and will remain on the Company’s website until the next quarterly conference call. Listeners may also access a telephone replay of the conference call, available through Friday, August 18, 2006, by dialing (800) 944-1588 or (203) 369-3871, passcode: 4321.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is the world's premier manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. West's customers include the world's leading pharmaceutical, biotechnology, generic drug and medical device producers. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at http://www.westpharma.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains some forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such statements give our current expectations or forecasts of future events – they do not relate strictly to historical or current facts. In particular, these include statements concerning future actions, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results. We have tried, wherever possible, to identify such statements by using words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition.

We cannot guarantee that any forward-looking statement will be realized. If known or unknown risks or uncertainties materialize, or if underlying assumptions are inaccurate, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. You should bear this in mind as you consider forward-looking statements. We cannot predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include the following: sales demand; timing and commercial success of customers’ products incorporating our products and services, including specifically, the Exubera® Inhalation-Powder insulin device; customers’ changes to inventory requirements and manufacturing plans that alter existing orders or ordering patterns for our products; our ability to pass raw-material cost increases on to customers through price increases; maintaining or improving production efficiencies and overhead absorption; physical limits on manufacturing capacity that may limit our ability to satisfy anticipated demand; the availability of labor to meet increased demand; competition from other providers; the successful integration of acquired businesses; average profitability, or mix, of products sold in a reporting period; financial performance of unconsolidated affiliates; strength of the U.S. dollar in relation to other currencies, particularly the Euro, UK Pound, Danish Krone, Japanese Yen and Singapore Dollar; higher interest rates; the availability and cost of property and casualty insurance; interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products, including products produced in northern Israel; raw-material price escalation, particularly petroleum-based raw materials, and energy costs; and availability, and pricing of materials that may be affected by vendor concerns with exposure to product-related liability.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.